Exhibit 10.18.6

AMENDMENT TO

DUKE ENERGY CORPORATION EXECUTIVE CASH BALANCE PLAN I & II

(As Amended and Restated effective January 1, 1999)

The Duke Energy Corporation Executive Cash Balance Plan I & II (As Amended and Restated effective January 1, 1999) (the “Plan”) is amended, effective as of December 31, 2006, as follows:

1.	Article 12 of the Plan is hereby amended by adding the following new Section 12.5 at the end thereof:

“12.5 Transfer of Accounts. The Make-Whole Account and Supplemental Account, if any, of each Spectra Energy Participant maintained under the Plan immediately prior to the Distribution Date shall be transferred to the Spectra Energy Corp Executive Cash Balance Plan and assumed by Spectra Energy Corp as of the Distribution Date. Each such Spectra Energy Participant shall have no further rights under the Plan immediately after his or her Make-Whole Account and Supplemental Account, if any, are transferred to the Spectra Energy Corp Executive Cash Balance Plan and assumed by Spectra Energy Corp in accordance with the terms and conditions of the Employee Matters Agreement by and between Duke Energy Corporation and Spectra Energy Corp (the “Employee Matters Agreement”). Capitalized terms used in this Section 12.5 that are not defined in this Plan shall have the meaning set forth in the Employee Matters Agreement.”

2.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

This amendment has been executed by an authorized officer of Duke Energy Corporation on December 19, 2006.

DUKE ENERGY CORPORATION

By:	/S/ CHRISTOPHER C. ROLFE
Christopher C. Rolfe
Group Executive and
Chief Administrative Officer